Exhibit 3.151

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNGARD SIGNIX INC.

* * * * * *

SunGard Signix Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is SunGard Signix Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was 7/8/2002 and the name under which the corporation was originally incorporated is Signix, Inc.

2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation.

3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

See Exhibit A attached hereto

4. This Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said SunGard Signix Inc. has caused this Certificate to be signed by Michel J. Ruane, its Assistant Vice President this 23rd day of March, 2007.

/S/ Michael J. Ruane
Michael J. Ruane, Assistant Vice President

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUNGARD SIGNIX INC.

* * * * *

1. The name of the corporation is: SunGard Signix Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, with a par value of One Dollar $1.00, amounting in the aggregate to One Thousand Dollars ($1,000.00).

5. The corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation and to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

7. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8. To the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for any monetary damages for any breach of fiduciary duty by such director. Notwithstanding the foregoing sentence, a director shall be liable to the corporation or any of its stockholders for: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.